Exhibit 10.1

FOURTH AMENDMENT TO LEASE

1.	PARTIES

1.
THIS AGREEMENT made the 30th day of June 2011 is between SYLVAN/ CAMPUS REALTY L.L.C. (“Lessor”) whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, P.O. 7817, Edison, NJ 08818-7817, and THE MEDICINES COMPANY (“Lessee”), whose address is 8 Sylvan Way, Parsippany, New Jersey.

2.STATEMENT OF FACTS

1.
Lessor and Lessee entered into a Lease dated September 30, 2002, as amended by First Amendment to Lease dated June 30, 2003, a Second Amendment to Lease dated December 31, 2003, a Third Amendment to Lease dated December 30, 2004 and an Effective Date Agreement dated January 16, 2006 (together, the “Lease”) covering 52,128 gross rentable square feet consisting of 31,899 gross rentable square feet on the first (1st) floor and 20,229 gross rentable square feet on the second (2nd) floor (collectively, the “Existing Premises”), in the building located at 8 Campus Drive, Parsippany, New Jersey (“Building”); and

2.
Lessee wishes to surrender and vacate a portion of the Existing Premises covering 3,196 square feet on the second (2nd) floor of the Building shown on Exhibit A attached hereto and made a part hereof (hereinafter referred to as the “Surrender Space”) prior to the Lease expiration date of January 31, 2013 in accordance with Article 5 of the Lease; and

3.	Lessee shall continue to be in possession of 48,932 square feet of the Building (hereinafter referred to as “Remaining Premises”); and

4.	The parties desire to amend certain terms of the Lease as set forth below:
3.AGREEMENT
NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Lessor and Lessee agree as follows:

1.	The above recitals are incorporated herein by reference.

2.	All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.
Lessee does hereby agree to surrender and vacate the Surrender Space only, in the condition called for in the Lease on or before midnight June 30, 2011 (the “Surrender Date”) and to pay Fixed Basic Rent and Additional Rent for the Surrender Space through the Surrender Date.

4.
Lessor agrees to accept Lessee's surrender of the Surrender Space on the Surrender Date and to release Lessee from its obligations as set forth in the Lease with respect to the Surrender Space as of the Surrender Date, provided: (i) Lessee is not in default of the Lease; (ii) the Surrender Space is delivered to Lessor in the condition required by Article 5 of the Lease as if the Surrender Date was the last day of the term; and (iii) on or before the Surrender Date, Lessee shall remove its exterior signs, inventory, trade fixtures, equipment and other personal property from the Surrender Premises and shall deliver possession of the Surrender Space to the Lessor in “broom-clean” condition. Lessor shall be responsible for all demising costs in connection with separating the Surrender Space from the Remaining Premises.

5.
In consideration of Lessor releasing Lessee from its obligations under the Lease with respect to the Surrender Space, Lessee shall pay to Lessor a surrender fee in the amount of EIGHTY-FOUR THOUSAND FIVE HUNDRED SEVENTY-TWO AND 82/100 DOLLARS ($84,572.82) (“Surrender Fee”). The Surrender Fee shall be paid, as Additional Rent, in equal monthly installments of FOURTEEN THOUSAND NINETY-FIVE AND 47/100 DOLLARS ($14,095.47) per month for a period commencing on July 1, 2011 through and including December 31, 2011. Such payments shall be made together with and in the same manner as the Monthly Installments of Fixed Basic Rent.

6.
Lessee acknowledges its obligation to pay Fixed Basic Rent and Additional Rent (whether or not said sum shall have been fixed as of the Rent Termination Date) applicable to the Surrender Space through the Surrender Date. Upon final computation of Additional Rent due applicable to the Surrender Space, Lessor shall promptly refund any excess payment (if any) and Lessee shall promptly make up any underpayment (if any). This provision shall survive the lease termination applicable to the Surrender Space.

7.	From and after July 1, 2011 until the Lease's expiration or termination, the following shall be effective:

a.
The Premises shall be defined as 48,932 gross rentable square feet in the Building consisting of 31,899 gross rentable square feet on the first (1st) floor and 17,033 gross rentable square feet on the second (2nd) floor and Paragraph 7 of the Preamble to the Lease shall be deemed amended accordingly.

b.	The Fixed Basic Rent applicable to the Remaining Premises shall be as follows:

Term	Annual Rate	Monthly Installments	Annual Per Sq. Ft. Rate
July 1, 2011 - January 31, 2012	$1,512,800.56	$126,066.71	$30,916
February 1, 2012 -January 31, 2013	$1,537,266.50	$128,105.54	$31,416

c.
Lessee shall pay Lessor, as Additional Rent, Lessee's Percentage applicable to each portion of the Remaining Premises for each of the categories set forth in Article 23 of the Lease Additional Rent over the Base Period Costs applicable to each portion of the Remaining Premises.

8.
Lessor and Lessee represent and warrant to each other that no broker brought about this transaction, and each party agrees to indemnify and hold the other harmless from any and all claims of any broker arising out of or in connection with negotiations of, or entering into of, this Fourth Amendment to Lease by Lessor and Lessee.

9.
Except as expressly amended herein, the Lease covering the Remaining Premises shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all the terms and condition thereof.

10.	The term “Remaining Premises” shall have the same meaning as the term “Premises”, as in the Lease, and the Lease shall be deemed amended accordingly.

11.
Lessee agrees not to disclose the terms, covenants, conditions or other facts with respect to this Agreement, including the Fixed Basic Rent and Additional Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except to Lessee's accountants or attorneys (who shall also be required to keep the terms of this Agreement confidential) or as required by law, including, but not limited to, the Securities and Exchange Commission's disclosure requirements. This non-disclosure and confidentiality agreement will be binding upon Lessee without limitation as to time, and a breach of this paragraph will constitute a material breach under this Agreement and the Lease. In addition, Lessee's employees, contractors, etc. shall keep any of the terms and conditions of this Agreement, including any billing statements and/or any backup supporting those statements, confidential.

12.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

13.
Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

This Agreement may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single agreement. Lessee expressly agrees that if the signature of Lessor and/or Lessee on this Agreement is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.
IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR: SYLVAN/ CAMPUS REALTY L.L.C. By: Mack-Cali Realty L.P., member By: Mack-Cali Realty Corporation, its general partner By: /s/ Michael A. Grossman Michael A. Grossman Executive Vice President	LESSEE: THE MEDICINES COMPANY: By: /s/ William O'Connor Name: William O'Connor Title: VP, CAO